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                                                                     EXHIBIT 8.1

                      [LETTERHEAD OF SHEARMAN & STERLING]

November 9, 2001

Expedia, Inc.
13810 SE Eastgate Way, Suite 400
Bellevue, WA 98005

Ladies and Gentlemen:

    We are acting as counsel to Expedia, Inc., a Washington corporation (the "Company") in connection with the preparation of the registration statements on Form S-4 (the "Registration Statements") and the related joint prospectus/proxy and information statement (the "Joint Prospectus/ Proxy and Information Statement"), with respect to Company Class B Common Stock, Company Warrants, Parent Common Stock, Parent Preferred Stock, and Parent Warrants to be issued to shareholders of the Company in connection with the proposed recapitalization of the Company (the "Recapitalization") and the proposed merger of Taipei, Inc., a Washington corporation ("Merger Sub") and a wholly owned subsidiary of USA Networks, Inc., a Delaware corporation ("Parent"), with and into the Company (the "Merger" and, together with the Recapitalization, the "Transactions") pursuant to an Amended and Restated Agreement and Plan of Recapitalization and Merger dated as of July 15, 2001 among Parent, the Company, Merger Sub, Microsoft Corporation, a Washington corporation ("Stockholder"), and Microsoft E-Holdings, Inc., a Nevada corporation and indirect wholly owned subsidiary of Stockholder (the "Merger Agreement"). Any capitalized term used and not defined herein has the meaning given to it in the Merger Agreement. Parent and the Company are filing the Registration Statements with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act").

    For purposes of the opinion set forth below, we have, with the consent of the Company, Parent and Stockholder, relied upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) and covenants contained in the Merger Agreement and certain other matters. We have also relied upon the accuracy of the Registration Statements and the Joint Prospectus/Proxy and Information Statement.

    Based upon and subject to the foregoing, and based upon the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder, judicial decisions, revenue rulings and revenue procedures of the Internal Revenue Service, and other administrative pronouncements, all as in effect on the date hereof, it is our opinion that, subject to the limitations set forth therein, the discussion contained in the Joint Prospectus/Proxy and Information Statement under the caption "Proposal No. 1--Approval of the Merger Agreement--Material Federal Income Tax Consequences" is an accurate summary of the material United States federal income tax consequences of the Transactions to shareholders of the Company under currently applicable law.

    Our opinion is based on current United States federal income tax law and administrative practice, and we do not undertake to advise you as to any future changes in United States federal income tax law or administrative practice that may affect our opinion unless we are specifically retained to do so. Further, legal opinions are not binding upon the Internal Revenue Service and there can be no assurance that contrary positions may not be asserted by the Internal Revenue Service.

    We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statements and to the reference to us in the Joint Prospectus/Proxy and Information Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission promulgated thereunder.

                                          Very truly yours,
                                          /s/ Shearman & Sterling